SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                  SCHEDULE 13G

                 Information to be included in Statements filed
                     pursuant to Rule 13d-1(b), (c) AND (d)

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                                KITTY HAWK, Inc.
                                ----------------
                                (Name of Issuer)


                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                    498326206
                                    ---------
                                 (CUSIP Number)

                                January 20, 2005
                                ----------------
             (Date of event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [_] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [_] Rule 13d-1(d)


                         (Continued on following pages)

                               (Page 1 of 9 Pages)

                                                                     Page 2 of 9
-------  -----------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Bonanza Capital, Ltd.
-------  -----------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  [_]
                                                            (b)  [x]
-------  -----------------------------------------------------------------------
3.       SEC USE ONLY
-------  -----------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION:
         Cayman Islands, British West Indies
-------  -----------------------------------------------------------------------
                          5.   SOLE VOTING POWER
                               2,350,000 (1)
    NUMBER OF SHARES      ---- -------------------------------------------------
 BENEFICIALLY OWNED BY    6.   SHARED VOTING POWER
 EACH REPORTING PERSON         None
          WITH            ---- -------------------------------------------------
                          7.   SOLE DISPOSITIVE POWER
                               2,350,000 (1)
                          ---- -------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER
                               None.
-------  -----------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,350,000 (1)
-------  -----------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                              [  ]
-------  -----------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.07%
-------  -----------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON: OO
-------  -----------------------------------------------------------------------

                                                                     Page 3 of 9
-------  -----------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Bonanza Fund Management, Inc.
-------  -----------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  [_]
                                                            (b)  [x]
-------  -----------------------------------------------------------------------
3.       SEC USE ONLY
-------  -----------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION:
         Texas
-------  -----------------------------------------------------------------------
                          5.   SOLE VOTING POWER
                               2,350,000 (1)
    NUMBER OF SHARES      ---- -------------------------------------------------
 BENEFICIALLY OWNED BY    6.   SHARED VOTING POWER
 EACH REPORTING PERSON         None.
          WITH            ---- -------------------------------------------------
                          7.   SOLE DISPOSITIVE POWER
                               2,350,000 (1)
                          ---- -------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER None.
-------  -----------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,350,000 (1)
-------  -----------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                              [  ]
-------  -----------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.07%
-------  -----------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON: PN
-------  -----------------------------------------------------------------------

                                                                     Page 4 of 9
-------  -----------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Bonanza Master Fund, Ltd.
-------  -----------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  [_]
                                                            (b)  [x]
-------  -----------------------------------------------------------------------
3.       SEC USE ONLY
-------  -----------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION:
         Cayman Islands, British West Indies
-------  -----------------------------------------------------------------------
                          5.   SOLE VOTING POWER
                               2,350,000 (1)
    NUMBER OF SHARES      ---- -------------------------------------------------
 BENEFICIALLY OWNED BY    6.   SHARED VOTING POWER
 EACH REPORTING PERSON         None.
          WITH            ---- -------------------------------------------------
                          7.   SOLE DISPOSITIVE POWER
                               2,350,000 (1)
                          ---- -------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER
                               None.
-------  -----------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,350,000 (1)
-------  -----------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                              [  ]
-------  -----------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.07%
-------  -----------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON: CO
-------  -----------------------------------------------------------------------

                                                                     Page 5 of 9
-------  -----------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Bernay Box
-------  -----------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  [_]
                                                            (b)  [x]
-------  -----------------------------------------------------------------------
3.       SEC USE ONLY
-------  -----------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION:
         Texas
-------  -----------------------------------------------------------------------
                          5.   SOLE VOTING POWER
                               2,350,000 (1)
    NUMBER OF SHARES      ---- -------------------------------------------------
 BENEFICIALLY OWNED BY    6.   SHARED VOTING POWER
 EACH REPORTING PERSON         None.
          WITH            ---- -------------------------------------------------
                          7.   SOLE DISPOSITIVE POWER
                               2,350,000 (1)
                          ---- -------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER
                               None.
-------  -----------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,350,000 (1)
-------  -----------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                              [  ]
-------  -----------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.07%
-------  -----------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON: IN
-------  -----------------------------------------------------------------------

      (1) Please see Item 4 for a description of the shares of Common Stock comprising the total of 2,350,000.

ITEM 1(A).          NAME OF ISSUER.

                    Kitty Hawk, Inc. ("KHK")

ITEM 1(B).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                    1515 West 20th Street
                    P.O. Box 612787
                    DFW International Airport, Texas 75261

ITEM 2(A).          NAMES OF PERSON FILING.

                    (i)   Bonanza Master Fund, Ltd. ("Master Fund")
                    (ii)  Bonanza Capital, Ltd. ("Fund Manager")
                    (iii) Bonanza Fund Management, Inc. ("General Partner")
                    (iv)  Bernay Box ("Box")

ITEM 2(B).          ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE.

                    AS TO MASTER FUND:
                    c/o Praesideo Fund Services, Ltd.
                    Harbour Chambers, Third Floor
                    Harbour Centre
                    P.O. Box 1348 George Town
                    Grand Cayman, Cayman Islands
                    British West Indies

                    AS TO FUND MANAGER, GENERAL PARTNER AND BOX:
                    300 Crescent Court
                    Suite 1740
                    Dallas, TX 75201

ITEM 2(C).          CITIZENSHIP.

                    As to Master Fund: Cayman Islands, British West Indies As to Fund Manager, General Partner and Box: Texas

ITEM 2(D).          TITLE OF CLASS OF SECURITIES.

                    Common Stock, $0.000001 par value.

ITEM 2(E).          CUSIP NUMBER.

                    498326206

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                    Not applicable.

ITEM 4.             OWNERSHIP.

Master Fund is a Cayman Corporation and acts as an investment vehicle. Fund Manager is a Texas Limited Partnership and the General Partner of Master Fund. General Partner is an S Corporation and the General Partner of Master Fund. Box owns 100% of General Partner and is also President of General Partner.

AS TO MASTER FUND:

      (a) Amount beneficially owned by Master Fund are 2,350,000 shares of Common Stock of the Issuer.

      (b) Percent of Class: Master Fund beneficially holds 5.07% of the Issuer's issued and outstanding Common Stock (based on 46,354,287 shares of Common Stock of the Issuer issued and outstanding as of November 4, 2004 as stated in the Issuer's Form 10-QSB/A for the quarter ending June 30, 2004 and filed on November 11, 2004).

      (c)   Number of shares as to which such person has:

            (i) Sole power to direct the vote: 2,350,000 shares of Common Stock of the Issuer.

            (ii)  Shared power to vote or to direct the vote: None.

            (iii) Sole power to dispose or direct the  disposition of the Common
                  Stock: 2,350,000 shares of Common Stock of the Issuer.

            (iv)  Shared power to dispose or direct the disposition of: None.

AS TO FUND MANAGER:

      (a) Amount beneficially owned by Fund Manager are 2,350,000 shares of Common Stock of the Issuer.

      (b) Percent of Class: Master Fund beneficially holds 5.07% of the Issuer's issued and outstanding Common Stock (based on 46,354,287 shares of Common Stock of the Issuer issued and outstanding as of November 4, 2004 as stated in the Issuer's Form 10-QSB/A for the quarter ending June 30, 2004 and filed on November 11, 2004).

      (c)   Number of shares as to which such person has:

            (i) Sole power to direct the vote: 2,350,000 shares of Common Stock of the Issuer.

            (ii)  Shared power to vote or to direct the vote: None.

            (iii) Sole power to dispose or direct the  disposition of the Common
                  Stock: 2,350,000 shares of Common Stock of the Issuer.

            (iv)  Shared power to dispose or direct the disposition of: None.

AS TO GENERAL PARTNER:

      (a) Amount beneficially owned by General Partner are 2,350,000 shares of Common Stock of the Issuer.

      (b) Percent of Class: Master Fund beneficially holds 5.07% of the Issuer's issued and outstanding Common Stock (based on 46,354,287 shares of Common Stock of the Issuer issued and outstanding as of November 4, 2004 as stated in the Issuer's Form 10-QSB/A for the quarter ending June 30, 2004 and filed on November 11, 2004).

      (c)   Number of shares as to which such person has:

            (i) Sole power to direct the vote: 2,350,000 shares of Common Stock of the Issuer.

            (ii)  Shared power to vote or to direct the vote: None.

            (iii) Sole power to dispose or direct the  disposition of the Common
                  Stock: 2,350,000 shares of Common Stock of the Issuer.

            (iv)  Shared power to dispose or direct the disposition of: None.

AS TO BOX:

      (a) Amount beneficially owned by Box are 2,350,000 shares of Common Stock of the Issuer.

      (b) Percent of Class: Master Fund beneficially holds 5.07% of the Issuer's issued and outstanding Common Stock (based on 46,354,287 shares of Common Stock of the Issuer issued and outstanding as of November 4, 2004 as stated in the Issuer's Form 10-QSB/A for the quarter ending June 30, 2004 and filed on November 11, 2004).

      (c)   Number of shares as to which such person has:

            (i) Sole power to direct the vote: 2,350,000 shares of Common Stock of the Issuer.

            (ii)  Shared power to vote or to direct the vote: None.

            (iii) Sole power to dispose or direct the  disposition of the Common
                  Stock: 2,350,000 shares of Common Stock of the Issuer.

            (iv)  Shared power to dispose or direct the disposition of: None.

ITEM 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                   Not applicable.

ITEM 6.            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON.

                   Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTEDON BY THE PARENT HOLDING COMPANY.

                   Not applicable.

ITEM 8.            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                   Not applicable.

ITEM 9.            NOTICE OF DISSOLUTION OF GROUP.

                   Not applicable.

ITEM 10.           CERTIFICATION.
                   By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction which could have that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         Date: February _____, 2005

                         BONANZA MASTER FUND, LTD., an exempted company incorporated in the Cayman Islands with limited liability

                         By: /s/ Don Seymour Name: Don Seymour
                         Title: Director

                         By:  /s/ Aldo Ghisletta
                         Name:  Aldo Ghisletta
                         Title: Director

                         BONANZA CAPITAL, LTD., a Texas limited partnership

                         By:  Bonanza Fund Management, Inc., as General Partner

                         By:  /s/ Bernay Box
                              Name:  Bernay Box
                              Title: President

                         Bonanza Fund Management, Inc., a Texas corporation

                         By:  /s/ Bernay Box
                              Name:  Bernay Box
                              Title: President

                         BERNAY BOX

                         By:  /s/ Bernay Box
                              Name:  Bernay Box